Exhibit 1.2

SI SECURITIES, LLC

SIDE LETTER TO _______________________

THIS SIDE LETTER (the “Letter”) is entered into as of _______________ (the “Effective Date”) by and among _______________________ (the “Company”) and SI Securities, LLC (“SI Securities”, and together with Company, the “Parties”).

WHEREAS, the Parties entered into that certain _______________________ (the “Agreement”) dated ____________ regarding Company’s Offering of _______________________.

WHEREAS, the Parties hereby wish to enter into a certain mutual understanding in connection with the Agreement and pursuant to the terms written below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENT TO AGREEMENT

1.1	Lock-Up Restrictions. SI Securities understands that the _______________________ it has received as compensation is subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither these securities nor any other securities issuable upon conversion of these securities may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the qualification date or commencement of sales of this Offering, except to any placement agent and selected dealer participating in the Offering and their bona fide officers or partners and except as otherwise provided for in FINRA Rule 5110(g)(2).

1.2	Amendments. This Letter may not be amended, modified or supplemented except by a written agreement executed by all Parties. No breach of any provision of this Letter can be waived unless done so in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Letter.

1.3	Governing Law. This Letter shall be governed by and construed in accordance with the laws of New York and the federal laws of the United States of America. The Parties each hereby consent and submit to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Letter.

1.4	Entire Agreement. This Letter contains the entire understanding of the Parties to this Letter with respect to the matters listed herein and supersedes all prior agreements and understandings among the parties with respect to the matters listed herein.

1.5	Counterparts. This Letter may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Letter as of the date first above written.

Company: ___________________

By:
Name:
Title:

SI Securities, LLC

By:
Ryan Feit
Manager